VIA EDGAR

To:	United States Securities and Exchange Commission

Re:	Starcore International Mines Ltd. (the “Company”)
Registration Statement on Form 20-F
Consent of Expert

This consent is provided in connection with the Company’s registration statement on Form 20-F to be filed by the Company with the United States Securities and Exchange Commission and any amendments thereto (the “Registration Statement”).

I, David R. Gunning, P. Eng., the Chief Operating Officer of the Company, of Vancouver, British Columbia, Canada, hereby consent to:

•	the use of my name in connection with my involvement in the preparation of the technical report entitled Reserves and Resources in the San Martin Mine, Mexico as of July 31, 2014” issued on October 6, 2014, (the “Technical Report”);
•	references to the Technical Report, or portions thereof, in the Registration Statement;
•	the inclusion of the information derived from the Technical Report in the Annual Report;
•	the use of my name in connection with my involvement in the preparation of the disclosure contained in the Registration Statement under the heading, “Information on our Company – Property, Plants and Equipment – Mineral Properties – Current Reserves and Resources;” and
•	the identification of myself as the person responsible for ensuring that the technical information contained in the Registration Statement is an accurate summary of the original reports and data provided to or developed by the Company.
Dated the 13th day of October, 2016

/s/

David R. Gunning, P.Eng.